Exhibit 5.1

Clark Hill Strasburger

720 Brazos Street, Suite 700

Austin, Texas 78701

512.499.3600

www.clarkhillstrasburger.com

October 25, 2018

Royale Energy, Inc.

3777 Willow Glen Drive

El Cajon, California 92019

Re: Registration Statement on Form S-8

Gentlemen:

We have acted as counsel for Royale Energy, Inc., a Delaware Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,235,924 shares of the Company's common stock (the "Shares"), as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed necessary and appropriate for the purposes of expressing the opinion contained herein, including without limitation, the Registration Statement, the Certificate of Formation of the Company, the Bylaws of the Company, the 2018 Equity Incentive Plan, the agreements filed as exhibits to the Registration Statement and resolutions adopted by the Board of Directors of the Company. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

We are opining herein only as to the Delaware General Corporation Law, and we express no opinion with respect to any other laws.

Based solely upon the foregoing and subject to the Limitations and qualifications set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; (b) the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, are taken; and (c) the Shares shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.

Very truly yours,

CLARK HILL STRASBURGER